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                                                                   Exhibit 10.13

                    VALUE ADDED INDUSTRY REMARKETER AGREEMENT

THIS VALUE ADDED INDUSTRY REMARKETER AGREEMENT (the "Agreement") is between SIEBEL SYSTEMS, INC. with its principal place of business at 1855 South Grant Street, San Mateo, CA 94402 ("Siebel"), and CORIO, INC. ("Distributor"), with its principal place of business at 700 Bay Street, Suite 210.
Redwood City, CA 94063

1.      DEFINITIONS

1.1 "AFFILIATE" shall mean any corporation, company or other entity controlled by, controlling, or under common control with Distributor. Such entity shall be deemed to be an "Affiliate" only so long as such control exists. Upon request, Distributor agrees to confirm the Affiliate status of a particular entity.

1.2 "ANCILLARY PROGRAMS" shall mean the third party software delivered with the Licensed Software as specified in EXHIBIT A. an Order Form, or the Documentation

1.2A    "APPLICATION HOSTING SERVICES" shall mean professional information processing and hosting services provided to a Customer by Distributor at Distributor's site in connection with such Customer's use of the License Programs.

1.3 "CUSTOMER" or "END USER" means an entity to whom Distributor provides a valid license to use the Licensed Software in accordance with the terms of this Agreement for such entity's internal business purposes in accordance with the End User License Agreement, and not for redistribution or resale.

1.4 "DOCUMENTATION" shall mean Siebel's then current on-line help, guides, and manuals published by Siebel and made generally available by Siebel for the Licensed Software.

1.5 "EFFECTIVE DATE" shall mean the effective date set forth at the end of this Agreement.

1.6 "END USER LICENSE AND SERVICES AGREEMENT" shall mean Distributor's standard license and services agreement accompanying each copy of the Licensed Software resold under this Agreement which includes the minimum terms and conditions set forth in EXHIBIT F and the terms relating to Distributor's provision of Application Hosting Services.

1.7 "ERROR" shall mean the failure of the Programs to perform in all material respects the functions described in the Documentation when operated on a Supported Platform.

1.8 "FIRST-LINE SUPPORT" shall mean direct technical support of Licensed Software provided to Users, as set forth in Section 3.5(a).

1.9 "INITIAL TERM" means the period commencing on the Effective Date and continuing as set forth in EXHIBIT A, unless earlier terminated as set forth in
Section 12.

1.10 "LICENSED SOFTWARE" means the object code form of the software programs listed on EXHIBIT A attached hereto excluding the Ancillary Programs listed on EXHIBIT A

1.11 "MARKETING MATERIALS" means Siebel's standard brochures, data sheets, collateral, magazines, article reprints, industry analyst reports, videotapes, books and other marketing materials that Siebel, in its discretion, makes available to Distributor to assist in its marketing and promotion of the Licensed Software.

1.12    "MAINTENANCE AND SUPPORT SERVICES" shall mean the services set forth in
Section 3.4.

1.13 "ORDER FORM" shall mean the document, substantially in the form included in the Minimum Terms of End User License Agreement set forth at EXHIBIT F, that is signed by both the Customer and distributor and specifies the Licensed Software licensed to a particular Customer by Distributor.

1.14 "PRE-PRODUCTION PROGRAM" shall mean a software program which is (i) not generally licensed for commercial use by Siebel, (ii) not listed as generally available in Siebel's marketing literature, or (iii) designated by Siebel as an "Alpha," "Beta," or "Pre-Production" program or release. Siebel shall notify Customer in writing that a particular software program is a Pre-Production Program

1.15 "SECOND-LINE SUPPORT" shall mean direct technical support of Licensed Software provided to Customers, as set forth in Section 3.4(b).

1.16 "SOLUTION" means the Licensed Software integrated with the Value Added Offering integrated as provided in Section 3.1.

1.17 "SUBLICENSE FEE" means the sublicense fee set forth in EXHIBIT A due and payable to Siebel for each license of the Licensed Software to a Customer.

1.18 "SUPPORTED PLATFORM" shall mean the hardware and software platforms (e.g., database server systems, application server systems, and client systems) that are supported by Siebel as expressly set forth in the Documentation. The requirements for the Supported Platform are subject to change as specified by Siebel in its discretion with ninety (90) days prior written notice to Customer or Distributor.

1.19    "Territory" shall be the geographic area described in EXHIBIT A.

1.20 "THIRD-LINE SUPPORT" shall mean technical support of Licensed Software, as set forth in Section 3.5(c).

1.21 "TRAINING MATERIALS" shall mean the standard generally available Siebel training materials, as set forth in Technical Services schedule in effect at the time such training materials are ordered by Distributor.

1.22 "UPDATES" shall mean (a) subsequent releases of the Programs that (i) add new features, functionality, and/or improved performance, (ii) operate on new or other databases, (iii) add new foreign language capabilities, or (iv) are new foreign language versions of the Programs; (b) bug or Error fixes, patches, Workarounds, and maintenance releases; (c) new point releases, including those denoted by a change to the right of the first decimal point (e.g., v3.0 to 3.1), and (d) new major version releases, regardless of the version name or number, but including those denoted by (i) a change to the left of the first decimal point (e.g., v3.0 to 4.0) and/or (ii) the addition of a date designation or a change in an existing date designation (e.g., v1999 to 2000). Updates shall not include separate products which Siebel offers only for an additional fee to its customers generally, including those customers purchasing Maintenance Services.

1.23 "USER" shall mean the named or specified (by password or other user identification) individuals authorized by Customer to use Licensed Software, regardless of whether the individual is actively using the Licensed Software at any given time. The maximum number of Users that may use the Licensed Software shall be specified in an Order Form signed by Customer and Distributor. Users may include the employees of Customer or third parties, provided that such third party is limited to use of the Licensed Software (i) only as configured and deployed by Customer, and (ii) solely in connection with Customer's business operations as conducted by or through such third party, including but not limited to the installation, administration or implementation of the Licensed Software for Customer. Distributor agrees that it is responsible for ensuring that any third party usage is authorized by Customer in accordance with the terms and conditions of this Agreement. Notwithstanding the foregoing, Users shall exclude any individuals employed by, or acting on behalf or under the direction or control of, a direct competitor of Siebel Upon request, Siebel shall provide Distributor with a listing of its direct competitors

1.24 "VALUE ADDED OFFERING" means the hardware, software, and/or services, as described in EXHIBIT A, that Distributor provides to Customers in connection with the Licensed Software.

1.25 "WORKAROUND" shall mean a resolution of an Error which enables Customer to access similar but not equivalent functionality to that described in the Documentation which does not introduce additional Errors to the operation of the Licensed Software.

2.      GRANT OF RIGHTS

2.1 LICENSE GRANT. Subject to the terms and conditions of this Agreement, Siebel hereby appoints Distributor as a distributor of the Licensed Software and grants to Distributor the following non-transferable rights, all of which may be exercised only by Distributor in the Territory and during the License Term. This appointment shall be on a non-exclusive basis. These rights may not be sublicensed except as expressly permitted in this Section 2.1.

        (a) To reproduce, exactly as provided by Siebel, object code copies of the Licensed Software and Ancillary Programs or portions thereof solely to exercise the rights granted in this Section 2.1;

        (b) To distribute and sublicense to Customers the right to use the Licensed Software and Ancillary Programs or portions thereof on a limited term basis in accordance with the terms of the End User License Agreement, subject to the restrictions in Section 5;


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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        (c) To use the Licensed Software and Ancillary Programs for the sole purposes of operating the Licensed Software on Distributor's computer hardware and operating system(s) to (i) test and evaluate the Licensed Software, (ii) train Distributor's personnel in the marketing and sales of the Licensed Software, (iii) demonstrate and promote the Licensed Software to potential Customers, and (v) provide First-Line Support and Second-Line Support to Customers by using the License Software in a test environment to (1) diagnose reported problems or performance deficiencies of the Licensed Software, and (2) resolve such problems or deficiencies. Notwithstanding the foregoing, Distributor may (i) not use the Licensed Software internally in a production capacity to run any of its business operations including the sales and customer service activities associated with its End User Customers, or (ii) use the Siebel Tools Programs set forth in EXHIBIT A solely in accordance with the Documentation for the limited purpose of configuring the Licensed Software for distribution with the Value Added Offering and not for general application development purposes,

        (d) To copy the Licensed Software for archival or backup purposes, and to make a sufficient number of copies for the use by Distributor as permitted in this Section 2.1, provided that all titles and trademark, copyright, and restricted rights notices are reproduced on all such copies;

        (e) To distribute to Customers, exactly as provided by Siebel, any Documentation, Training Materials and Marketing Materials provided by Siebel, subject to the payment of fees set forth in Section 6.2. Distributor shall not reproduce the Documentation, Training Materials, or Marketing Materials for any purpose

2.2 END USER LICENSE AGREEMENT. Distributor shall enter into a written End User License and Services Agreement with each Customer to whom Distributor grants any rights to use Licensed Software or Ancillary Programs. Each End User License and Services Agreement shall (i) contain the minimum terms attached hereto as EXHIBIT F and (ii) be at least as protective of Siebel's rights and interests as the terms of EXHIBIT F. Each End User License Agreement and Services Agreement shall specify the maximum number of Users permitted to use the Licensed Software. Distributor shall use its reasonable efforts to ensure that Customer does not exceed the maximum number of Users set forth in the End User License and Services Agreement.

2.3 SOURCE CODE ESCROW. Customer shall have the right to become a beneficiary to the Master Preferred Escrow Agreement between Siebel and Data Securities International, Inc., a copy of which will be provided to Customer upon request and which will be incorporated by reference into this Agreement when Customer executes an Acceptance Form pursuant to the Master Preferred Escrow Agreement. All rights and licenses granted under or pursuant to this Agreement are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under section 101(56) of the U.S. Bankruptcy Code.

3.      DISTRIBUTOR OBLIGATIONS

3.1 DISTRIBUTOR'S VALUE ADDED OFFERING. Notwithstanding anything to the contrary in this Agreement, Distributor understands and agrees that during the License Term, Distributor shall distribute the Licensed Software to Customers only in conjunction and concurrently with a Value Added Offering and not on a standalone basis; provided, however, that this requirement shall not apply to Distributor's distribution of Updates to the Licensed Software to an existing Customer who has licensed the Licensed Software in connection with the Value Added Offering. The Value Added Offering shall materially differentiate the Solution from the Licensed Software; provided, however, that nothing contained in this Section or in this Agreement shall in any way limit or restrict the freedom of Distributor to determine the resale price for the Solution as set forth in Section 3.2. Distributor agrees that it shall provide and maintain the Value Added Offering in a manner consistent with generally accepted industry standards and Distributor's best practices.

3.2 DISTRIBUTOR'S PRICING OF THE SOLUTION. Distributor shall be free to determine list pricing and any volume or other applicable discounts for the Solution.

3.3 INSTALLATION AND TRAINING SERVICES. Distributor shall be responsible for conducting all activities required to install the Licensed Software at its Customers' locations and for providing training to such Customers and any system integrators involved in such installation. All such installation and training shall be conducted in accordance with generally accepted industry standards and Distributor's best practices. At Distributor's request, Siebel shall provide to Distributor the Documentation and Training Materials at Siebel's list prices in effect as of the date such Documentation and Training Materials are ordered.

3.4 MAINTENANCE AND SUPPORT SERVICES. Distributor shall provide Maintenance and Support Services to all of its Customers of Licensed Software as set forth in Sections 3.4(a) and 3.4(b) below. Distributor may require Customers to provide the own First-Line Support: however, in no event shall Siebel be responsible for First-Line or Second-Line Support. Subject to Distributor's payment of the Maintenance Fees set forth in EXHIBIT A Siebel shall provide Third-Line Support to Distributor in accordance with Siebel's then current Maintenance and Support Services Policy. Distributor shall be responsible for all support related to the Value Added Offering.

        (a) FIRST-LINE SUPPORT. Distributor shall either (1) provide First-Line Support to all of its Customers of the Licensed Software or (2) inform its Customers that they must provide their own First-Line Support. First-Line Support means direct technical support of Licensed Software, including but not limited to (a) a direct response to Customer and User inquiries concerning the performance, functionality or operation of the Licensed Software, (b) a direct response to reported problems or performance deficiencies with the Licensed Software, (c) a diagnosis of problems or performance deficiencies of the Licensed Software, and (d) a resolution of problems or performance deficiencies of the Licensed Software. First Line Support includes the support described as "First Line Support" in EXHIBIT B. First-Line Support shall include the provision of telephone and other appropriate contact points so that Customers may contact Distributor regarding technical and support questions and other problems regarding use of the Licensed Software. Distributor shall inform Customers that if, after using its reasonable commercial efforts, the Customer is not able to answer a support question or to correct a reported problem in the Licensed Software, the Customer may contact Distributor for Second-Line Support, as provided below.

        (b) SECOND-LINE SUPPORT. Distributor will offer second line support ("Second-Line Support") to Customers in the form of web-based and telephone and other support at least at the level of Second Line Support described in Siebel's then current Maintenance and Support Services Policy. A copy of Siebel's Maintenance Policy as of the date of this Agreement is set forth in EXHIBIT B. Siebel reserves the right to alter such policies from time to time, in its reasonable discretion, on ninety (90) days' prior notice to Distributor. Distributor is hereby authorized to distribute to its Customers, as a part of Second-Line Support, any and all Updates that Siebel provides Distributor.

        (c) THIRD-LINE SUPPORT. In consideration for the payment of Siebel Maintenance Fees set forth in EXHIBIT A, Siebel shall provide Distributor third line support ("Third-Line Support") for the Licensed Software in accordance with Siebel's then current Maintenance and Support Services Policy. This shall include web-based and telephone support to respond to questions that are due solely to the failure of the Licensed Software to perform in any material respect the functions described in the Documentation when operated on a Supported Platform. Before requesting Third-Line Support, Distributor shall use reasonable commercial efforts to resolve support questions and to correct reported problems in the Licensed Software and to ensure that the issue is not related to any other part of the Solution. If Distributor requests Siebel to provide services at a customer site or at Distributor, Distributor agrees to pay Siebel for such services in accordance with Siebel's list prices for such services as of the date such services are delivered and to reimburse Siebel for all its out-of-pocket expenses, including travel and accommodations, in providing such services.

3.5 SIEBEL CERTIFICATION OF DISTRIBUTOR TECHNICAL SUPPORT STAFF. Distributor shall hire and maintain sufficient technical support personnel as are needed to support the Licensed Software and achieve the Customer satisfaction levels required under Section 3.7. Distributor agrees to hire and maintain at all times during the term of this Agreement, at a minimum, two technical support engineers who have successfully completed the following Siebel training certification ("Siebel Certification Training"): (i) the Siebel training program as described in Siebel's then current program description, (ii) the required competency testing, and (iii) one week of additional training with Siebel technical support engineers at the Siebel support center designated by Siebel. Distributor will be responsible for all training fees and costs associated with obtaining Siebel Certification Training. Distributor's support staff must be fluent in English and all Customer languages spoken in the Territory.

3.6 DISTRIBUTOR MAINTENANCE REPORTING REQUIREMENTS. Distributor will maintain proper records of Maintenance and Support Services provided to Customers. Siebel may, at its expense, audit (using personnel with auditing experience) any such records to verify Distributor's performance of its support obligations. On a monthly basis, Distributor will provide Siebel a report to Siebel containing the following new customer information: (i) Customer name,
(ii) Customer hardware and software configurations, (iii) Customer contact names, (iv) Customer contact information, including address, telephone number, and email address, and (v) term of Customer's Maintenance and Support Services Agreement. Within thirty (30) days of the end of each quarter, Distributor shall provide Siebel a report in a form specified by Siebel showing in detail (i) the number of support calls received during such quarterly period with the associated seventy level, (ii) the overall average response time

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by seventy level for such support calls, (iii) the overall average resolution time by seventy level for such support calls; and (iv) other information reasonably requested by Siebel.

3.7 CUSTOMER SATISFACTION REQUIREMENT. Siebel may, at its discretion, survey Customers to determine the level of Customer satisfaction with the Maintenance and Support Services and other services provided by Distributor Siebel shall reasonably determine after consultation with Distributor the questions to be asked in the survey and the measurement scale. If the results of the survey indicate a level of dissatisfaction with Distributor's Customers (e.g. a gap of more than 2 on a 10 point scale in any surveyed category where the gap represents the difference between the importance level to the customer and customer's satisfaction, then (i) Siebel will notify Distributor, (ii) the parties will work together to develop a improvement plan to improve Customer satisfaction. In the event Distributor Customer satisfaction levels fall substantially below Siebel's (i.e. where the difference in the gap is more than 2) for two consecutive calendar quarters after Distributor has received written notice of the deficiency, then Siebel shall have the option to terminate the Agreement for cause upon written notice to Distributor.

3.8 SIEBEL TECHNICAL SERVICES. Siebel shall provide Technical Services to Distributor, subject to availability, as agreed to from time to time by the parties, in accordance with Siebel's Technical Services schedule in effect at the time such services are ordered (available upon request). Distributor shall pay Siebel's reasonable and actual out-of-pocket expenses associated with Siebel's delivery of Technical Services.

3.9 CUSTOMER VISITS. Siebel may visit Distributor's Customers from time to time upon reasonable advance notice and with Customer's approval, to stay abreast of customer requirements and to evaluate features for potential future products. Distributor agrees to provide Siebel reasonable assistance in arranging such visits with Customers. Siebel agrees that it will involve Distributor in such visits in the event Siebel reasonably determines such involvement is reasonably appropriate.

3.10 DISTRIBUTOR WARRANTIES. Distributor represents and warrants that as of the Effective Date and continuing throughout the License Term:

        (A) Distributor will maintain the facilities, resources and experienced personnel necessary to market and distribute Licensed Software and to perform the necessary installation, training and maintenance services related to such Licensed Software and otherwise to fulfill its obligations under this Agreement;

        (B) Distributor is not precluded by any existing arrangement, contractual or otherwise, from entering into this Agreement and performing hereunder,

        (C) Distributor will make no representations or warranties related to the Licensed Software in excess of Siebel's representations or warranties contained in Section 10 of this Agreement;

        (D) Distributor has not relied on any promises or representations other than those promises or representations expressly made in writing in this Agreement;

        (E) If Distributor becomes aware of any actual or suspected unauthorized use, copying or disclosure of the Licensed Software or Anciliary Programs. Distributor will promptly notify Siebel and will assist Siebel, at Siebel's expense and request, in the investigation and prosecution of such unauthorized use, copying or disclosure; and

        (F) Distributor has the full right, power and authority to enter into this Agreement and to carry out its obligations hereunder, and there are no impediments known to Distributor which would prevent Distributor compliance with all the terms of this Agreement.

3.11 DISTRIBUTOR INDEMNITY. Subject to the limitation of liability set forth in Section 11 ("Limitation of Liability"), Distributor will indemnify Siebel for, and hold Siebel harmless from, any loss, expense, damages, claims, demands, or liability arising from any claim, suit, action or demand resulting from: (a) the material uncured breach of any terms of this Agreement: (b) the use of the Licensed Software and Ancillary Programs by any Customer of Distributor except for claims which arise directly from or relate directly to material uncured breaches of Siebel's obligations under this Agreement or fall within Siebel's indemnification obligations under this Agreement, including but not limited to Siebel's warranties with respect to the Licensed Software; or (c) any claim related to the Value Added Offering.

3.12 MARKETING AND SALES EFFORTS. Distributor and Siebel shall meet to jointly prepare a mutually agreeable marketing plan (the "Marketing Plan") to promote and market the Licensed Software as part of a solution to Customers and potential Customers in order to maximize the licensing and distribution of the Licensed Software to Customers. Such Marketing Plan will include an annual commitment by Distributor of $100,000 to be spent on the marketing efforts described in the marketing Plan Distributor agrees further that its marketing and advertising efforts with respect to the Licensed Software will be of the highest quality and shall preserve the professional image and reputation of Siebel and the Licensed Software. Within ninety (90) calendar days from the Effective Date, Distributor agrees to appoint and train, to the reasonable satisfaction of Siebel, sufficient sales persons and/or technical support consultants as are needed to satisfy Distributor's obligation to use its reasonable efforts to market and sell the Licensed Software. Distributor agrees that its staff shall achieve a level of competence in the Licensed Software and will participate in applicable certification programs that Siebel may establish Each party shall appoint a channel manager to manage the relationship described in this Agreement and to assist in addressing issues that may arise. Each party shall use reasonable efforts to provide the other party with qualified leads related to the products and services distributed by the other party.

3.13 POLICY CHANGES From time to time Siebel may institute new or revised policies and procedures regarding the distribution and licensing of the Licensed Software, Updates, Documentation and Ancillary Programs. Siebel will provide written notice of such policies and procedures to Distributor, and Distributor agrees to use its reasonable efforts to implement such policies and procedures.

4.      DELIVERY

Within ten (10) days of the Effective Date, Siebel will use its reasonable efforts to deliver the License Software and Siebel's Documentation electronically provided (i) Distributor agrees to set up a secure FTP site or to take other reasonable measures to assist Siebel in the secure delivery of the Licensed Software and Documentation (i.e., establishing a FTP server), and (ii) Siebel and Distributor each will provide the other party with tangible evidence that the Licensed Software and Documentation were electronically transmitted and received. Siebel will provide Distributor with electronic copies any Updates Siebel makes available as promptly as practicable following the general release thereto, and Distributor agrees that it will incorporate such Updates into the Licensed Software which it provide to new Customers as promptly as reasonably possible; provided, however, Distributor shall only offer "Supported Programs" to its Customers as such term is defined in EXHIBIT B. From time to time during the License Term, Siebel will, upon request and subject to availability, provide Distributor a reasonable number of copies of Marketing Materials for distribution to potential customers.

5.      RESTRICTIONS REGARDING THE LICENSED SOFTWARE

5.1 LICENSE RESTRICTIONS. Distributor acknowledges that, except as explicitly stated in this Agreement, the Agreement does not grant Distributor any right or license to the Licensed Software or Ancillary Programs or any proprietary rights therein, and no license or other rights shall be created by implication or estoppel. In particular, but without limiting the generality of the foregoing, no right or license in or to source code for the Licensed Software or Ancillary Programs is granted hereunder. Distributor covenants that it shall not prepare, and it shall not permit any others under Distributor's control to prepare, any derivative works of the Licensed Software or Ancillary Programs, or otherwise modify or revise any materials received from Siebel. Distributor covenants that it shall not use, reproduce, distribute or sell the Licensed Software or Ancillary Programs in any manner or for any purpose except as specifically permitted under this Agreement.

5.2 PROHIBITION ON DECOMPILING. Distributor acknowledges that the Licensed Software and Ancillary Programs contain the valuable information of Siebel and its licensors, and Distributor agrees not to cause or permit the modification, reverse engineering, translation, disassembly, or decompilation of, or otherwise to attempt to derive the source code of the Licensed Software or Ancillary Programs, whether in whole or in part. If required under applicable law, upon Customer's request, Siebel shall provide information necessary for Customer to achieve interoperability between the Licensed Software and other software for a nominal administrative charge.

5.3 PROPRIETARY NOTICES. In order to protect Siebel's and its licensors' copyright and other ownership interests in the Licensed Software and Ancillary Programs, Distributor agrees that as a condition of its rights hereunder, each copy of the Licensed Software or Ancillary Programs reproduced by or on behalf of Distributor shall contain the same proprietary notices on the media, within the code and on the Documentation which appear on the media or within the code of the Licensed Software or Ancillary Programs, or on the Documentation delivered by Siebel to Distributor and as otherwise reasonably required by Siebel. Distributor will not remove or obscure any proprietary notices from any Documentation, Training Materials, or Marketing Materials provided by Siebel.

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5.4     CHANNEL MANAGEMENT. Distributor and Siebel will meet at least monthly to jointly review the list of qualified sales opportunities that Distributor is pursuing to identify any potential sales channel conflicts and determine the appropriate party to handle the sales opportunity. In the event of a disagreement with respect to a particular sales opportunity, the resolution of which party should be responsible for handling the sales opportunity will be escalated within Distributor's and Siebel's respective organizations for resolution after consideration of all relevant factors including the best interests of the prospective customer and the resources previously allocated to the sales opportunity by both parties. As soon as reasonably possible after signature of this Agreement, the parties will meet to jointly establish procedures for managing sales channel conflicts.

5.5 RESERVED TERRITORY. Notwithstanding anything to the contrary contained in this Agreement, Siebel retains the exclusive right to distribute the Licensed Software [*] listed in EXHIBIT E. If Distributor wishes to license, distribute, show, or demonstrate the Licensed Software to [*] listed on EXHIBIT E, Distributor shall notify Siebel in writing and obtain Siebel's prior written approval.

5.6     [*]

6.      PAYMENT

6.1 SUBLICENSE FEES. For each copy of all or any portion of the Licensed Software distributed to, produced, deployed, made available to or otherwise used by a Customer pursuant to any agreement or understanding with Distributor, Distributor shall pay the Sublicense Fees set forth in EXHIBIT A. Distributor shall report any distribution, reproduction or use of the Licensed Software by an Customer as set forth in Sections 6.4. In addition, Distributor shall make the payments to Siebel for Distributor's Minimum Payments set forth in EXHIBIT A

6.2 DOCUMENTATION AND TRAINING MATERIALS. For each copy of Documentation or Training Materials provided to Distributor by Siebel, Distributor shall pay Siebel's list prices in effect as of the date such Documentation and Training Materials are ordered.

6.3 PAYMENT TERMS. Sublicense Fees are payable within thirty (30) days of the end of each calendar quarter in which they accrued, accompanied by the report set forth in Section 6.4. Except as otherwise provided in EXHIBIT A, all fees or other charges shall be payable thirty (30) days from receipt of the applicable invoice.

6.4 REPORTS AND PAYMENTS. Within thirty (30) days of the end of each calendar quarter within the License Term, Distributor shall render a report in a form specified by Siebel, the current version of which is set forth at EXHIBIT G, showing in detail (i) the number of copies or units of Licensed Software reproduced, distributed, deployed or otherwise used by a Customer of Distributor during the previous month, (ii) the amount owing Siebel therefor including the Distributor Sublicense Fees and Distributor Maintenance Fees, and (iii) the names and locations of the Customers. Within thirty (30) days before the end of each calendar quarter, Distributor will use its reasonable efforts to provide Siebel a non-binding forecast of Sublicense Fees and other fees to be due to Siebel for that quarter.

6.5 TAXES. The specified listed in this Agreement do not include taxes, duties or fees; if Siebel is required by the tax authorities to pay (i) sales, use, property, value-added, or other taxes (excluding withholding taxes), (ii) any customs or other duties, or (iii) any import, warehouse or other fees associated with the importation or delivery of the Licensed Software, Documentation, or Training Materials or based on the rights and licenses granted by Siebel to Distributor in this Agreement or on Distributor's use of Licensed Software, Documentation or Training Materials or any services provided by Siebel to Distributor hereunder, then such taxes, duties or fees shall be billed to and paid by Distributor. If Distributor is permitted to declare any such taxes. Distributor shall declare and pay such taxes and Siebel shall not be required to invoice Distributor. This Section shall not apply to taxes based on Siebel's net income. Notwithstanding the foregoing, Siebel acknowledges that Distributor may be required to withhold amounts in respect of taxes from the fees and charges payable to Siebel under the local governing laws, rules and regulations and to remit the sum to the applicable taxing authorities. Distributor shall not be liable to Siebel in any manner for such amounts withheld and remitted, which amounts shall be credited towards amounts due and owing to Siebel provided (i) Distributor shall reasonably assist Siebel in obtaining the benefits of any reduced withholding taxes under any applicable income tax treaty with the United States, and (ii) Distributor shall timely furnish Siebel with any tax withholding certificates and other evidence as may be required by the United States or other relevant taxing authorities to establish that such taxes have been paid ("Withholding Tax Documentation").

6.6 RECORDS AND INSPECTION RIGHTS. Distributor will keep and maintain proper records and books of account relating to its distribution and sublicensing of Licensed Software to Customers. Siebel may have an independent audit firm inspect and audit on its behalf, any such records to verify Distributor's compliance with its payment obligations hereunder. Any such inspection will be conducted during regular business hours, upon at least five (5) business days advance written notice, at Distributor's offices in a manner that does not unreasonably interfere with Distributor's business activities. The person or entity conducting such audit must execute an appropriate confidentiality agreement with respect to Distributor's non-public or proprietary information. Such inspection shall be at Siebel's cost and expense, unless the inspection reveals that Distributor underpaid the amount actually owing by ten percent (10%) or more, in which case Distributor shall pay such costs and expenses. Such audits may be conducted no more than once in any twelve (12) month period. In the event that Siebel wishes to inspect such books and records. Distributor will make all relevant records available. Distributor shall use reasonable commercial efforts to compel its Customers to permit Siebel to inspect the records of such Customer as provided in this Section.

7.      LIMITED RIGHT TO USE TRADEMARKS

7.1 GRANT OF LICENSE. Siebel hereby grants to Distributor under the terms set forth in this Section 7, a non-exclusive license to use the trademarks and trade names set forth in EXHIBIT D (the "Trademarks"), solely in connection with the marketing, distribution and support of the Licensed Software and only in the manner prescribed in this Agreement. Distributor agrees that it will use the appropriate Trademarks to refer to the Licensed Software in connection with its marketing, distribution and support of the Licensed Software. Distributor agrees that the Licensed Software and any related services will be marketed under the Siebel brand name and Trademarks in the United States. Any other proposed use of the Trademarks must be approved in writing by Siebel in advance of such use.

7.2 FORM OF USE. Distributor shall only use the Trademarks in the form(s) approved in writing by Siebel, including the TM symbol (and, upon registration of any registered trademark, the (R) symbol), and an indication that Siebel is the owner of the Trademarks.

7.3 NO USE OF IDENTICAL OR SIMILAR NAMES. Distributor shall not use as its company name or a component thereof or on other products a mark or name identical with or confusingly similar to the Trademarks.

7.4 PRIOR SUBMISSION OF SAMPLES. Distributor shall submit to Siebel samples of advertising or other items bearing the Trademarks prior to the use of such advertising or other items. Siebel shall have the right to make reasonable objections to any such sample within seven (7) days of its submission on the grounds that Siebel believes in good faith that the use of such advertising or other items by Distributor will be damaging to the recognition value or reputation for quality associated with the Trademarks or that the advertising or other items do not meet the standards of quality required by Siebel. In the event of such an objection, Distributor shall modify the advertising or other items in accordance with the objection of Siebel prior to the use of such advertising or other items.

7.5 LOCAL REGISTRATION OF TRADEMARKS; NO OBJECTIONS TO VALIDITY. Siebel will, in its sole discretion, retain the exclusive right to register the Trademarks. Distributor agrees not to raise or cause to be raised any questions concerning or objections to the validity of the Trademarks or to the respective rights of Siebel.

                                                                          Page 4


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

7.6 NOTIFICATION OF ADVERSE USE. Distributor shall promptly notify Siebel of any adverse use by a third party of any of the Trademarks or of a mark or name confusingly similar to any of the Trademarks and agrees to take no action of any kind with respect thereto except with the prior written authorization of Siebel Distributor further agrees to provide full cooperation with any legal or equitable action by Siebel to protect its rights, title and interest in the Trademarks.

7.7 INFRINGEMENT PROCEEDINGS. In the event of infringement of the Trademarks by a third party, Siebel shall have the sole right to bring proceedings (including notifications to the Customs Department objecting to the importation of infringing goods) against the infringing party and to retain any damages recovered in such proceedings. Distributor shall cooperate with Siebel in the prosecution of any such infringement proceedings. Distributor shall promptly notify Siebel in writing of any such proceeding and shall provide complete authority, information and assistance to Siebel in connection with such proceeding Siebel shall have the sole and exclusive authority and obligation to defend and/or settle any proceeding with respect to the Trademarks

8.      OWNERSHIP AND PROPRIETARY RIGHTS

Siebel and its suppliers shall retain all title, copyright and other proprietary rights in and to the Licensed Software. Distributor does not acquire any rights, express or implied, in the Licensed Software, other than those specified in this Agreement. In the event that Distributor makes suggestions to Siebel regarding new features, functionality or performance that Siebel adopts for the Licensed Software, such new features, functionality or performance shall become the sole and exclusive property of Siebel, free from any restriction imposed upon Siebel by the provisions of Section 13.1.

In the event Siebel requests Distributor to furnish Siebel with engineering or other technical resources in connection with future development work for the Licensed Software (above and beyond suggestions to Siebel regarding new features, functionality or performance), Distributor's development role, compensation and ownership rights, if any, for the provision of such services will be addressed in a separate written agreement. In the event Distributor (i) has independently developed or acquired rights to products or other works which it believes may be complementary to the Licensed Software, and (ii) desires Siebel to evaluate the usefulness of such products or other works, the parties shall enter into an evaluation and non-disclosure agreement before Distributor makes any disclosures of proprietary or confidential information to Siebel in connection with such products or other works.

9.      INTELLECTUAL PROPERTY INFRINGEMENT

If a third party makes a claim against Customer that the Licensed Software or Documentation directly infringe any patent issued as of the two years following the Effective Date or any copyright, trade secret or trademark ("IP Claim"); Siebel will defend Customer or Distributor against the IP Claim and pay all costs, damages and expenses (including reasonable legal fees) awarded against Customer or Distributor by a court of competent jurisdiction or agreed to in a written settlement agreement signed by Siebel arising out of such IP Claim; provided that: (i) Customer or Distributor promptly notifies Siebel in writing no later than sixty (60) days after Customer's or Distributor's receipt of notification of a potential claim, (ii) Siebel may assume sole control of the defense of such claim and all related settlement negotiations; and (iii) Customer or Distributor provides Siebel, at Siebel's request and expense, with the assistance, information and authority necessary to perform Siebel's obligations under this Section. Notwithstanding the foregoing, Siebel shall have no liability for any claim of infringement based on (a) the use of a superseded or altered release of Licensed Software if the infringement would have been avoided by the use of a current unaltered release of the Licensed Software, which Siebel provided to Distributor, (b) the modification of the Licensed Software, or (c) the use of the Licensed Software other than in accordance with the Documentation.

If, due to an IP Claim, (i) the Licensed Software is held by a court of competent jurisdiction or are believed by Siebel to infringe, or (ii) Customer or Distributor receives a valid court order enjoining Customer or Distributor from using the Licensed Software, Siebel shall in its reasonable judgment, and at its expense, (a) replace or modify the Licensed Software to be non-infringing; (b) obtain for Distributor and/or its Customers a license to continue using the Licensed Software, or (c) if Siebel cannot reasonably obtain the remedies in (a) or (b), terminate the license for the infringing Licensed Software and refund the license fees paid to Siebel for such Licensed Software upon its return by Distributor. This Section 9 states Siebel's entire liability and Distributor's exclusive remedy for any claim of infringement.

10.     LIMITED WARRANTIES AND DISCLAIMERS

10.1 LIMITED PROGRAM WARRANTY. Siebel warrants for a period of one (1) year from the date on which the copy of the Licensed Software is first delivered to a Customer, that the ?? modified version of the Licensed Software will perform in all materials respects the functions described in the Documentation when operated on a Supported Platform. The parties agree and acknowledge that the foregoing warranty only applies to Licensed Software first delivered to Distributor or to a Customer and not to any Updates subsequently provided to Distributor or such Customer. In the event of a breach of this warranty Distributor's sole and exclusive remedy and Siebel's sole liability shall be for Siebel to use its commercially reasonable efforts to correct or provide a Workaround for reproducible Errors that cause breach of this warranty or if Siebel is unable to make the Program operate as warranted within a reasonable period of time considering the seventy of the Error and its impact on the Distributor, Distributor shall be entitled to recover the fees paid to Siebel for the applicable Licensed Software.

10.2 LIMITED MEDIA WARRANTY. Siebel warrants that the tapes, diskettes or other media upon which the master copy of the Licensed Software is delivered by Siebel to Distributor to be free of defects in materials and workmanship under normal use for one hundred and eighty (180) days from the date of delivery by Siebel. In the event of a breach of this warranty, Distributor's sole and exclusive remedy and Siebel's sole liability shall be the replacement of the defective media, provided that Distributor shall acquire an RMA number from Siebel before returning defective media to Siebel.

10.3 LIMITED SERVICES WARRANTY. Siebel warrants that any services contracted to be performed by Siebel pursuant to this Agreement shall be performed in a professional and workmanlike manner consistent with generally accepted industry standards. This warranty shall be valid for one hundred and eighty (180) days from performance of service. In the event of a breach of this warranty, Distributor's sole and exclusive remedy and Siebel's sole liability shall be the reperformance of the services, or if Siebel is unable to perform the services as warranted, Distributor shall be entitled to recover the fees paid to Siebel for the unsatisfactory services.

10.4 ANTI-VIRUS WARRANTY. Siebel represents and warrants that to the best of its knowledge after employing reasonable technical means to detect computer viruses, the Licensed Software does not contain any virus or other computer software code, routines or hardware components (other than as set forth in the Documentation) designed to disable, damage, impair, or erase the Licensed Software or other software or data. In the event of a breach of this warranty, Distributor's sole and exclusive remedy and Siebel's sole liability shall be to immediately replace all copies of the affected Licensed Software. If Siebel becomes aware of any breach of the Programs to comply with the foregoing Anti-Virus Warranty, Siebel agrees to use its reasonable efforts to notify Customer in writing or by other appropriate means.

10.5 ANCILLARY PROGRAM WARRANTIES. Siebel assigns to Distributor and Distributor shall have the benefit of any and all third party warranties, service agreements and infringement indemnities available to end users of the Ancillary Programs; provided, however, that Distributor's sole remedy for breach of any such warranty, indemnification, service agreement, or other rights and causes of action shall be against the third party offering such rights and not against Siebel.

10.6 YEAR 2000 WARRANTY. Siebel warrants that the Licensed Software, as provided by Siebel, is capable of correctly processing, recording, storing and presenting data containing four-digit years after December 31, 1999 in substantially the same manner and with substantially the same functionality as before January 1, 2000. Notwithstanding the generality of the foregoing Year 2000 warranty, Siebel warrants that the Programs, as provided by Siebel, are capable of correctly processing, recording, storing and presenting (i) Year 2000 dates; (ii) dates before and after January 1, 2000; (iii) four digit dates ending in 99, 00 or 01, (iv) Year 2000 as a leap year. Siebel assumes no responsibilities or obligations to cause third-party products or services, including but not limited to the Value Added Offering, to function with the Licensed Software. Siebel will not be in breach of this warranty for any failure of the Licensed Software to correctly create or process date-related data if such failure results from the inability of any software, hardware, or systems of Distributor or Customer or any other third party (including any underlying database engines, operating systems, and related drivers) either to correctly create or process date-related data or to create or process such date-related data in a manner consistent with the method in which the Licensed Software create or process date-related data. In the event of a breach of this warranty, Distributor's sole and exclusive remedy and Siebel's sole liability shall be to use its commercially reasonable efforts to correct or provide a Workaround for reproducible Errors in the Licensed Software that cause breach of this warranty, or if Siebel is unable to make the Licensed Software operate as warranted within a reasonable time considering the severity of the Error and its impact on the Distributor, Distributor shall be entitled to return the affected Licensed Software to Siebel and recover the sublicense fees paid to Siebel for such Licensed Software. If Siebel becomes aware of any breach of the Programs to comply with the foregoing

Year 2000 warranty, Siebel agrees to use its reasonable efforts to notify Customer in writing or by other appropriate means

3.10 SIEBEL WARRANTIES. Siebel represents and warrants that as of the Effective Date and continuing throughout the License Term

        (a) Siebel is not precluded by any existing arrangement, contractual or otherwise, from entering into this Agreement and performing hereunder,

        (b) Siebel has not relied on any promises or representations other than those promises or representations expressly made in writing in this Agreement.

        (c) Siebel has the full right, power and authority to enter into this Agreement and to carry out its obligations hereunder, and there are no impediments known to Siebel which would prevent Siebel compliance with all the terms of this Agreement.

10.7 DISCLAIMERS. Distributor must report in writing (with a written notice to Siebel as set forth in Section 13.3) any breach of the warranties (that Distributor becomes aware of) contained in this Section 10 during the relevant warranty period Subject to Siebel's obligations under Section 10.1 ("Limited Program Warranty"), Siebel does not warrant that the Licensed Software will meet Distributor's or any Customer's requirements, that the Licensed Software will operate in the combinations which Distributor or any Customer may select for use, that the operation of the Licensed Software will be uninterrupted or defect-free, or that all defects will be corrected; provided, however, that if Distributor is current on Maintenance Services fees, Siebel shall be obligated to provide Maintenance Services. Siebel shall have no Year 2000-related liabilities for any products or services except as expressly stated in this Agreement. Pre-Production Programs, limited releases of Licensed Software, Training Materials, and computer-based training products are distributed "AS IS" THE WARRANTIES ABOVE ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

11.     LIMITATION OF LIABILITY

EXCEPT FOR A PARTY'S LIABILITY UNDER SECTION 9 OR 13.1, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS. DATA OR USE, INCURRED BY THE OTHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES except that in the event Distributor makes unauthorized copies of the Licensed Software, Siebel shall be entitled to recover the full amount of any license fees that would relate to such copies

Except for Siebel's liability under Section 9 and 13.1, Siebel's aggregate and cumulative liability for damages hereunder shall in no event exceed the amount of fees paid by Distributor under this Agreement, and if such damages relate to Distributor's use of the Program or services, such liability shall be limited to fees paid for the relevant Program or services giving rise to the liability. Except for any breach of its obligations under Sections 2, 5, 6, 7 and 13.1, or its obligations under Section 3.10 or 3.11, Distributor's aggregate and cumulative liability for damages hereunder shall in no event exceed the amount of fees paid by Distributor under this Agreement.

12.     TERM AND TERMINATION

12.1 TERM. This Agreement shall commence on the Effective Date and shall continue in force through the Initial Term, as defined in EXHIBIT A, unless sooner terminated as provided in this Agreement. This Agreement may be extended after the Initial Term for one (1) year terms by mutual written agreement of the parties. Siebel shall have no obligation to renew or extend the term of the Agreement, and no payments, liabilities or damages shall be due Distributor, or shall be imposed upon Siebel, for its decision to terminate or not to renew the Agreement.

12.2 TERMINATION FOR CAUSE. Either party may terminate this Agreement, by written notice to the other party: (a) upon the material failure of the other party to observe, keep or perform any of the covenants, terms or conditions herein (including the failure to pay sums owed to the other party when due), if such default continues for sixty (60) days after written notice by the other party, (b) upon the institution by or against either party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of its debts, (c) upon either party's assignment for the benefit of creditors, (d) if all or substantially all of the assets of a party are acquired by a direct competitor of the other party, or (e) upon either party's dissolution or ceasing to do business.

12.3    EFFECT OF TERMINATION. Upon expiration or termination of this Agreement:
(a) all licenses and rights granted to the parties shall terminate, except as set forth below of in Section 12.5 (b) each party shall refrain from representing themselves as a party to this Agreement: (c) any Customer sublicenses previously granted hereunder will not be affected: and (d) any other rights of either party which may have accrued up to the date of termination shall not be affected Siebel shall not be obligated to provide Distributor any Updates or Software Maintenance and Support Services to Distributor under this Agreement past the expiration date of Distributor's support plan with its Customer in effect as of the date of termination, provided, that (i) in no event shall, the expiration date be longer than five (5) years from expiration of this Agreement without Siebel's advance written consent, (ii) Siebel and its third party partners are not restricted from providing Updates or other maintenance and support directly to such customers if requested by such customers, and (iii) in the event of a termination by Siebel due to an uncured material breach by Distributor of Sections 2, 3, 5, 6, 7, 12.5, 13.1 herein or Sections 1, 3, 4 and 7 of EXHIBIT A, Siebel's support obligation shall terminate as of the effective termination date. In the event of a termination by Siebel due to an uncured material breach by Distributor, the parties agree to discuss and negotiate in good faith a transitional agreement regarding the provision of Updates and Software Maintenance and Support Services to Customers to whom Distributor is contractually obligated to provide such Updates and Software Maintenance and Support Services provided that Distributor is required to obtain Siebel's advance written approval before entering into any such obligations that have a term greater than five (5) years.

12.4 LIMITATION OF LIABILITY ON TERMINATION. Notwithstanding the foregoing, upon expiration or lawful termination, neither party will be liable to the other party, because of such termination, for compensation (except for accrued compensation), reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of Siebel or Distributor.

12.5 DISCONTINUATION OF LICENSED SOFTWARE, DOCUMENTATION, TRAINING MATERIALS, MARKETING MATERIALS AVAILABILITY. When Siebel reasonably determines that the market demand or other business factors for any Licensed Software, Documentation, Training Materials or Marketing Materials no longer warrants continued availability to end users, Siebel may at its reasonable discretion and without liability to Distributor, remove such Licensed Software, Documentation, Training Materials or Marketing Materials from general availability in which case Distributor shall discontinue all marketing and distribution of such Licensed Software, Documentation, Training Materials, Marketing Materials within ninety (90) days of Siebel's notification to discontinue general availability for such Licensed Software, Documentation, Training Materials or Marketing Materials.

12.6 SURVIVAL. Sections 3.11 ("Distributor Indemnity"), 5.2 ("Prohibition on Decompiling"), 6 ("Payments"), 7.7 ("Infringement Proceedings"), 8 ("Ownership and Proprietary Rights"), 9 ("Infringement Indemnity"), 11 ("Limitation of Liability"), the third sentence of Section 12.1 ("Term"), 12.3 ("Effects of Termination"), 12.6 ("Survival") and 13 ("General") shall survive the termination of this Agreement.

13.     GENERAL

13.1 NONDISCLOSURE. Each party may have access to information that is confidential to the other party ("Confidential Information"). Siebel's Confidential Information shall include, but not be limited to, the Licensed Software, Documentation, Training Materials, Ancillary Programs, formulas, methods, know how, processes, designs, new products, developmental work, marketing requirements, marketing plans, customer names, prospective customer names, the terms and pricing under this Agreement, and all information clearly identified in writing at the time of disclosure as confidential. Distributor's Confidential Information shall include, but not be limited to, its software programs, formulas, methods, know-how, processes, designs, new products, developmental work, marketing requirements, marketing plans, customer names, prospective customer names, and all information clearly identified in writing at the time of disclosure as confidential. Notwithstanding the foregoing, in the event of a termination of this Agreement, Siebel shall be free to use any Customer related information in its possession or knowledge (e.g., customer lists or prospective customer lists, pricing) to market and promote the Licensed Software including, without limitation, soliciting business or supporting any business transactions with Customers or prospective end users. Confidential Information includes all information received from third parties that either party is obligated to treat as confidential and oral information that is identified by either party as confidential.

A party's Confidential Information shall not include information that (i) is or becomes a part of the public domain through no act or omission of the other party; (ii) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party (iii) is lawfully disclosed to the other party by a third party without restriction on disclosure; (iv) is independently developed by the other party without use of or reference to the other party's Confidential Information, or In addition, this Section will not be construed to prohibit disclosure of Confidential Information to the extent that such disclosure is required by law or valid order of a court or other governmental authority; provided, however, that the responding party shall first have given notice to the other party and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued.

The parties agree, unless required by law, not to make each other's Confidential Information available in any form to any third party (except that Distributor may disclose Siebel's Confidential Information to Customers provided that such disclosure is pursuant to a written nondisclosure agreement at least as protective of Siebel's Confidential Information as this Section 13.1) or to use each other's Confidential Information for any purpose other than in the performance of this Agreement Distributor shall not disclose the results of any performance tests of the Licensed Software to any third party without Siebel's prior written approval. Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in breach of this Agreement. The parties agree to hold each other's Confidential Information in confidence during the term of this Agreement and for a period of three (3) years thereafter; provided, however, that with respect to source code, the Siebel Data Model Reference Manual, the Siebel Data Mart Data Model Reference, and other highly sensitive confidential information clearly identified as such at the time of disclosure by either party, the nondisclosure obligations set forth herein shall continue indefinitely. Each party's additional obligations regarding the Siebel Data Model Reference Manual and Siebel Data Mart Data Model Reference are set forth in EXHIBIT C Each party acknowledges and agrees that, due to the unique nature of Confidential Information, there can be no adequate remedy at law for breach of this Section
13.1 and that such breach would cause irreparable harm to the non-breaching party; therefore, the non-breaching party shall be entitled to seek immediate injunctive relief, in addition to whatever remedies it might have at law or under this Agreement. This Section 13.1 constitutes the entire understanding of the parties and supersedes all prior or contemporaneous agreements, representations or negotiations, whether oral or written, with respect to Confidential Information.

13.2 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the United States of America and the State of California. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement.

13.3 NOTICES. All notices required to be sent hereunder shall be in writing and shall be deemed to have been given upon (i) the date sent by confirmed facsimile, (ii) on the date it was delivered by courier, or (iii) if by certified mail return receipt requested, on the date received, to the addresses set forth above and to the attention of the signatory of this Agreement or to such other address or individual as the parties may specify from time to time by written notice to the other party.

13.4 DELIVERY. All materials provided by Siebel hereunder shall be delivered to Distributor on a F.O.B. Siebel's San Francisco Bay Area basis for destinations within the United States, or on a FCA (Incoterms 1990) Siebel's San Francisco Bay Area Headquarters (or the address of Siebel's designee) basis for destinations outside the United States; at which point title to the carrier media and risk of loss or damage to the materials shall be transferred from Siebel to Distributor. Nothing in this Section shall be deemed to transfer title to, or provide Distributor with any rights in, the Licensed Software, Documentation, or Training Materials, except as specifically provided in this Agreement.

13.5 INJUNCTIVE RELIEF. It is expressly agreed that a breach of Sections 2.1 or 13.1 of this Agreement by Distributor may cause irreparable harm to Siebel and that a remedy at law would be inadequate. Therefore, in addition to any and all remedies available at law, Siebel will be entitled to seek an injunction or other equitable remedies in all legal proceedings in the event of any threatened or actual violation of any or all of the above provisions.

13.6 RELATIONSHIP BETWEEN THE PARTIES. Siebel is an independent contractor; nothing in this Agreement shall be construed to create a partnership, joint venture or agency relationship between the parties.

13.7 FORCE MAJEURE. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) in account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God war, governmental action, labor conditions, earthquakes, material shortages, or any other cause which is beyond the reasonable control of such party

13.8 WAIVER. The failure of either party to require performance by the other party of any provision hereof shall not affect the full right to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

13.9 SEVERABILITY. In the event any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force.

13.10 HEADINGS. The paragraph headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or extent of such paragraph, or in any way affect this Agreement.

13.11 ASSIGNMENT. Neither this Agreement nor any rights or obligations of either party hereunder may be assigned in whole or in part without the prior written approval of the other party, which shall not be unreasonably withheld or delayed, except that no consent shall be required in the event of an assignment of this Agreement to a successor corporation by merger, sale of all or substantially all of the assets or capital stock, provided that the successor corporation (i) is not a direct competitor of the other party, and (ii) agrees in writing to be bound by the terms of this Agreement.

13.12 COMPLIANCE WITH LAW AND REGULATIONS. Both parties shall act in strict compliance with all applicable laws, ordinances, regulations and other requirements of any government authority pertaining to their activities under the Agreement and shall provide, pay for, and keep in good standing all permits, licenses or other consents necessary for such activities.

13.13 EXPORT CONTROL. The parties agree that the export of Licensed Software is subject to the export control laws of the United States of America and each party agrees to abide by all such export control laws and regulations. Without limiting the generality of the foregoing, Distributor expressly agrees that it shall not, and shall cause its representatives to agree not to, export, directly or indirectly, re-export, divert, or transfer the Licensed Software, Documentation or any direct product thereof to any destination, company or person restricted or prohibited by U.S. Export Controls.

13.14 CONFIDENTIAL AGREEMENT. Neither party will disclose any terms or the existence of this Agreement, except that the parties may issue a jointly approved press release announcing Distributor's rights to distribute and market the Licensed Software. Siebel shall have the right to use Distributor's name in customer lists or promotional documents that incorporate such lists.

13.15 COUNTERPARTS AND EXCHANGES BY FAX. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by fax shall be sufficient to bind the parties to the terms and conditions of this Agreement.

13.16 MUTUAL NON-SOLICITATION/RECRUITING FEE AGREEMENT. During the term of this Agreement, Siebel agrees not to entice, solicit, recruit, hire or engage any employee, consultant, or independent contractor of Distributor to leave the employ of Distributor or terminate its relationship with Distributor for any purpose whatsoever, whether for Siebel's benefit or the benefit of a third party. During the term of this Agreement, Distributor agrees not to entice, solicit, recruit, any employee, consultant, or independent contractor of Siebel for any leave the employ of Siebel or terminate its relationship with Siebel for any purpose whatsoever, whether for Distributor's benefit or the benefit of a third party. For each person who was employed by either party on or before August 10, 1999, and is hired by the other party as an employee at any time during the term of this Agreement, the party hiring such employee will pay to the other party a recruiting fee as follows: (i) [*] for anyone who was employed by or under contract as a representative in the sales, engineering, product marketing, or marketing departments or as a manager, director, vice president, or any similar or higher-ranking employee, or (ii) [*] for any other employee. The payment shall be due and owing on the first day of work for the party hiring such employee. Payments that have not been made by the 16th day of the individual's work shall be delinquent and subject to 15% interest per annum. The parties agree and acknowledge that the purpose of this mutual non-solicitation and recruiting fee agreement is to protect and safeguard each party's Confidential Information.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

13.17 ENTIRE AGREEMENT. This Agreement, together with the attached exhibits which are incorporated by reference, constitutes the complete agreement between the parties and supersedes all prior or contemporaneous agreements or representations, written or oral, concerning the subject matter of this Agreement and such exhibits. This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each party. No other act. document, usage or custom shall be deemed to amend or modify this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

The Effective Date of this Agreement shall be August 13, 1999

EXECUTED BY: CORIO, INC.

/s/ Signature Illegible
Signature:

Name
     -------------------------------------
Title:
       -----------------------------------
Date:
      ------------------------------------

EXECUTED BY: SIEBEL SYSTEMS, INC.
/s/ Signature Illegible
Signature:
Name: Kevin A. Johnson
      ------------------------------------
Title: Vice President, Legal Affairs
      ------------------------------------
Date: August 13, 1999
      ------------------------------------

                                    EXHIBIT A

                                LICENSED SOFTWARE

1.      FEES.

        (A) SUBLICENSE FEES FOR SIEBEL FOR WORKGROUPS Subject to the additional terms set forth in subsection (b) below Distributor may sublicense Siebel for Workgroups software to Customers with (i) an installed base of no greater than [*] Users, or (ii) with annual revenue which does not exceed [*]. The Sublicense Fees payable by Distributor to Siebel in consideration of the use of the Licensed Programs by Customers in accordance with and during the term of their respective End User License and Services Agreements will be the respective amounts set forth in the table below, [*]. The parties agree that such Sublicense Fees shall be subject to adjustment in proportion to adjustments in Siebel s published perpetual license list price therefor. The Sublicense Fee will accrue upon the earlier of (i) the delivery of the Licensed Programs to the Customer or (ii) the reproduction, deployment or use of the Licensed Programs by the Customer. Siebel may offer Gold- or Platinum-level Third Line Support to Distributor in accordance with terms to be mutually agreed to by the parties in good faith following the execution of this Agreement. [*]

        [*]

   (b)  Sublicense Fees for Customers Excluding User of Annual Revenue
Limitations: In the event that Customer exceeds the [*] User or [*] annual revenue limitations during the term of Customer's End User License and Services Agreement, Distributor may continue to host such Customer under one of the following options:

          (i) Hosted Enterprise Applications. If Distributor has hosted the Customer on Siebel for Workgroups for a minimum of twelve (12) months, Customer may license comparable Siebel Enterprise Application products as hosted by Distribution for the duration of Customer's agreement with Distributor, subject to the payment of the applicable monthly sublicense fees to Siebel. Within thirty days of the signature of this Agreement, the parties will agree upon the comparable Siebel Enterprise Applications to be distributed and the [*].

          (ii) Continuation Of Siebel For WorkGroups License. Subject to the payment of all applicable monthly fees, Customer may continue to license Siebel for Workgroups during the term of Customer's agreement with Distributor for users in excess of User and annual revenue limitations provided [*].

In no event will Distributor be allowed to distribute Siebel Enterprise Applications to new customers for which Distributor has not provided Siebel for Workgroups.


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

[*]

(C) TARGET QUOTA. Distributor shall use its best efforts to achieve the following revenue targets for the listed time period. If Distributor does not meet the minimum Target Quota of [*] for any of the three annual periods specified below, Siebel may terminate this Agreement for cause pursuant to
Section 12.2; [*]

                                            Target Quota
Time Period                                 (Net Sublicense Fee Payment to Siebel)
-----------                                 --------------------------------------
Year 1 (August 1, 1999 - July 31, 2000)     [*]
Year 2 (August 1, 2000 - July 31, 2001)     To be determined, but not less than [*]
Year 3 (August 1, 2001 - July 31, 2002)     To be determined, but not less than [*]

[*]

2. INITIAL TERM. The Initial Term of the Agreement shall begin on the Effective Date and end on the third anniversary thereafter; provided, however, that the Agreement may be extended for additional one (1) year terms upon the mutual agreement of the parties.

3. VALUE ADDED OFFERING. Distributor (either directly or indirectly) shall offer a hardware, software and connectivity solution for Application Hosting Services for Customers in connection with such Customers' use of the Licensed Programs; which shall include, the provision of all hardware (other than client-side hardware), software (other than the Licensed Programs), connectivity and services (including but not limited to installation, consulting, training, system management, First Line Support and Second Line Support). The "Value Added Offering" shall consist of whatever components of the foregoing that are purchased from Distributor by Customer, but shall include at a minimum the Application Hosting Services.

4. TERRITORY. Distributor's Territory shall be [*]

5. LICENSED SOFTWARE The Licensed Software shall consist of the following software programs:

             PROGRAMS LICENSED                             VERSION
             -----------------                             -------
Siebel Sales for Workgroups                           Siebel 99.5 (v5.x)
Siebel Service for Workgroups (1),(5)                        TBD
Siebel Call Center for Workgroups (1),(5)                    TBD
Siebel Advance Selling Pack for Workgroups            Siebel 99.5 (v5.x)
Product Configurator for Workgroups                   Siebel 99.5 (v5.x)
Server Pack for Workgroups                            Siebel 99.5 (v5.x)
eSales for Workgroups (3),(4)                                TBD
eChannel for Workgroups (3),(4)                              TBD
eService for Workgroups (5)                                  TBD

(1) This product is not generally available and will be provided when and if it is made generally available. Siebel intends to release these products in the fourth calendar quarter.

(2) This Program is licensed on a per-server basis, not a Named User basis. Distributor's Order Form will set forth the number of application servers on which Customer may copy, install, and use these Programs. Distributor may copy, install and use these Programs on additional servers only upon payment of additional Program License Fees.

(3) This product is not generally available and will be provided when and if it is made generally available. Siebel intends to release this product in the third calendar quarter ending September 30, 1999.

(4) This Program is licensed on a concurrent User basis, not a Named User basis. Distributor's Order Form will set forth the maximum number of Users that may concurrently use or access the Programs. Distributor may copy, install and use these Programs for additional concurrent Users only upon payment of additional Program License Fees. The number of concurrent Users at any given time is determined by counting any and all Users who has accessed one or more screens, views or information contained within a Siebel program within the previous 10 minute period.

(5) This product is not generally available and will be provided when and if it is made generally available. On a case by case limited basis, Siebel will, upon written request from Distributor, consider, in its sole discretion, permitting Distributor an ability to develop and implement existing customers using Siebel's comparable Enterprise offering (and the data schema) provided Distributor may only deploy the functionality and customizations developed using such Siebel's comparable Enterprise offering as part of the Workgroups product once it is made available to Distributor.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

6. ANCILLARY PROGRAMS(5). The Ancillary Programs currently consist of the following software programs and such other programs as may be listed in Siebel's Documentation from time to time.

                         PRODUCT                                      VERSION
-----------------------------------------------------------------------------
Adobe Acrobat Reader                                                   v3.0
-----------------------------------------------------------------------------
Intersolv DataDirect Closed ODBC Driver (for Oracle RDBMS only)(5)     v2.x
-----------------------------------------------------------------------------
MS ODBC Drivers                                                        v2.5
-----------------------------------------------------------------------------

(5) The Ancillary Programs and any related requirements are subject to change as specified by Siebel in its discretion on thirty (30) days prior written notice to Distributor. Distributor may license the Ancillary Programs from any other third party and shall not be obligated to license the Ancillary Programs from Seibel.

7. ADDITIONAL TERMS AND CONDITIONS:

7.1 DISTRIBUTOR'S RESOURCE COMMITMENT. As soon as reasonably practicable after the Effective Date of this Agreement, Distributor will dedicate on a full-time basis the following personnel resources to support the Licensed Software and Distributor's obligations under this Agreement [*].

7.2 SALES AND TECHNICAL TRAINING FUNDS. As soon as reasonably practicable after the Effective Date of this Agreement, Distributor will secure a budget to contribute a minimum of $[*] during the first year of this Agreement to a fund to be used for the training of its sales and professional services and technical staff. Contributions to this training fund during the second and third years of this Agreement shall be a mutually agreed to by the parties.

7.3 CERTIFIED DISTRIBUTOR/SIEBEL INTERFACES. [*]

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
                                                                         Page 11

                                    EXHIBIT B

                               MAINTENANCE POLICY

At any given time, provided that Distributor has paid the applicable Maintenance Services fees, Siebel shall provide support for (a) the then current version of the Licensed Software enumerated in Order Forms executed pursuant to an applicable Software License and Services Agreement, and (b) the immediately preceding version of such Licensed Software, but only for a period of six (6) months following the release of the then current version that is made generally available, provided that all such Licensed Software is are then generally available from Siebel and operated on a Supported Platform. Such Licensed Software is referred to in this Policy as the "Supported Programs."

1. MAINTENANCE

Maintenance covers Supported Programs during both implementation and production use of such Programs. Siebel will use reasonable commercial efforts to cure, as described below, reported and verifiable Errors in Supported Programs so that such Programs perform in all material respects the functions described in the associated Documentation. Siebel recognizes four severity levels of Supported Program Errors or issues:

     Severity 1 - Critical Business Impact. Customer's production use of the Supported Programs is stopped or so severely impacted that the Customer cannot reasonably continue work. Siebel will begin work on the Program Error within one hour of notification during Technical Support's normal business hours and will engage development staff until an acceptable Workaround is achieved.

     Severity 2 - Significant Business Impact. Important Program features are unavailable with no acceptable Workaround. Customer's implementation or production use of the Supported Programs is continuing but not stopped; however, there is a serious impact on the Customer's productivity and/or service levels. Siebel will begin work on the Program Error within two hours of notification during Technical Support's normal business hours and will engage development staff until an acceptable Workaround is achieved.

     Severity 3 - Some Business Impact. Important Program features are unavailable but a Workaround is available, or less significant Program features are unavailable with no reasonable Workaround. Customer's work, regardless of the environment or product usage, has minor loss of operational functionality or implementation resources. Siebel will provide initial response regarding the requested information or documentation clarification within 24 hours of notification during Technical Support's normal business hours and will consider a Workaround, if appropriate, and Supported Program enhancements for inclusion in a subsequent Program Update.

     Severity 4 - Minimal Business Impact. Customer requests information, an enhancement, or documentation clarification regarding the Supported Programs but there is no impact on the operation of the Supported Programs. Customer's implementation or production use of the Supported Programs is continuing and there is no work being impeded at the time. Siebel will provide initial response regarding the requested information or documentation clarification within 48 hours of notification during Technical Support's normal business hours and will consider Supported Program enhancements for inclusion in a subsequent Program Update.

Siebel will provide Distributor with a single copy of the fix or Workaround on suitable media. Distributor will distribute the fix or Workaround to Supported Programs as necessary.

2. UPDATES

Siebel shall, from time to time, in its sole discretion, make Updates to Supported Programs available to Distributor at no additional charge except for media and handling charges. If a Customer transfers the Supported Program to a hardware and/or software platform which is not supported by Siebel at the time of such transfer, Siebel shall continue to provide to Distributor Updates which operate on a Supported Platform and Siebel shall have no further obligation to fix Errors which occur when the Program is run on any platform other than the Supported Platform. Notwithstanding the foregoing, Distributor shall remain obligated to pay for Maintenance Services ordered by Distributor prior to such transfer.

3. SUPPORT

3.1 Customer shall establish and maintain the organization and processes to provide First Line Support for the Supported Programs directly to Users.

3.2 If after reasonable commercial efforts Customer is unable to diagnose or resolve problems or performance deficiencies of the Supported Programs, Customer shall contact Distributor for Second Line Support and Distributor shall provide support for the Supported Programs in accordance with Siebel's then current policies and procedures for Second Line Support.

3.3 Distributor shall establish and maintain the organization and processes to provide Second Line Support for the Supported Programs to Customer. Second Line Support shall be provided to Customer only if, after reasonable commercial efforts, Customer is unable to diagnose and/or resolve problems of performance deficiencies of the Supported Programs. Second Line Support shall be provided to up to two designated Siebel trained representatives of Customer.

3.4 Second Line Support shall be provided by Distributor through (i) telephone support during local normal business hours, (ii) electronic mail, and (iii) through the World Wide Web to the extent such support is technically and reasonably feasible.

3.5 Siebel shall provide Distributor Third-Line Support for the Supported Programs in accordance with Siebel's then current Maintenance and Support Services Policy. Distributor shall provide Siebel with the necessary remote access (e.g. modem) to Customer's Supported Platform so that Siebel may, at its option, provide remote diagnostic capability. Siebel does not assure performance of the maintenance services described herein if such remote access is not provided by Distributor when requested by Siebel. Siebel shall not provide Third Line Support directly to Users.

4. EXCLUDED SERVICES

The following services are outside the scope of Siebel's Maintenance Services:

4.1 Service for Supported Programs which have been subject to unauthorized modification by Customer or Distributor.

4.2 Service for Supported Programs for which all required maintenance releases have not been implemented by Customer or Distributor.

5.3 Service which becomes necessary due to: (i) failure of computer hardware or equipment or programs not covered by this schedule; or (ii) any cause or causes beyond the reasonable control of Siebel (e.g., floods, fires, loss of electricity or other utilities), negligence of Customer, Distributor or any third party, operator error, improper use of hardware or software or attempted maintenance by unauthorized persons.

5.4 Services performed at the Customer's or Distributor's site unless the parties mutually agree otherwise.

                                    EXHIBIT C

                                  DOCUMENTATION

DESCRIPTION OF DOCUMENTATION:
Siebel's Documentation includes on-line help for all licensed Users, and one (1) electronic copy (of the installation and Upgrade Guide, Administration Guide and Release Notes as well as the Documentation that applies to the Licensed Software. Additional Documentation may be provided by Distributor at its standard rates, if any, if a Customer requests a copy of the Siebel Data Model Reference Manual (the "Data Model"), Siebel will provide Customer with the Data Model upon execution by Distributor, Customer and Siebel of a Non-Disclosure Agreement in substantially the same form as EXHIBIT C1 below.

                                   EXHIBIT C1

 DATA MODEL REFERENCE MANUAL SUPPLEMENTAL CONFIDENTIALITY TERMS AND CONDITIONS:

The following additional terms and conditions apply to Siebel's provision of the Siebel Data Model Reference Manual (the "Data Model") to Customer. The Data Model shall be governed by the terms that apply to Programs under the Agreement, except that with respect to the Data Model, the nondisclosure obligations set forth in Section 9.1 ("Nondisclosure") of the Agreement shall not be limited to the period equal to the term of the Agreement plus three (3) years, but shall continue perpetually.

1. AUTHORIZED EMPLOYEES AND AUTHORIZED CONTRACTORS. Customer may disclose the Data Model only to employees and contractors who (i) require access thereto for a purpose authorized by the Agreement, and (ii) have personally signed the Access Log which is set forth as the initial page of the Data Model. Such employees and contractors are hereby designated "Authorized Employees" and "Authorized Contractors." Notwithstanding the foregoing, if (i) Siebel reasonably believes that any employee or contractor is engaged in the integration, customization or other development-related activities of products similar to or competitive with Siebel's products either for its own benefit or for the benefit of a third party ("Similar Product Development"), and Customer cannot assure Siebel to its reasonable satisfaction that such employee or contractor, while engaged in supporting such development activities, will be able to refrain from commingling or sharing any portion of the Data Model with any such Similar Product Development, or (ii)Siebel reasonably believes that the Data Model may not be properly safeguarded by any employee or contractor, Siebel shall notify Customer in writing and, upon receipt of such notification, Customer shall immediately terminate such employee's or contractor's access to the Data Model. Customer shall promptly provide Siebel the original of the Access Log upon request. In the event Siebel disapproves of an employee or contractor in accordance with the foregoing, Siebel shall provide Customer prompt notice of such disapproval no later than fifteen (15) days following Customer's having provided Siebel with the original of the Access Log. Siebel shall be deemed to have accepted all employees and contractors who have signed the Access Log until Siebel notifies Customer to the contrary. Any breach of the Agreement by an employee or contractor of Customer shall be deemed to be a breach by Customer.

2. PROCEDURES FOR HANDLING THE DATA MODEL. Siebel shall ensure that the Data Model will be appropriately identified as Siebel's Confidential Information before being made available to Customer hereunder. Customer shall ensure that the same degree of care is used to prevent the unauthorized use, dissemination, or publication of the Data Model as Customer uses to protect its own confidential trade secret information of a like nature (i.e., other highly-sensitive proprietary technical data and information of Customer such as source code). Customer shall not disclose any portion of the Data Model to third parties, with the exception of Authorized Employees and Authorized Contractors as set forth in Section 1 above. Customer shall maintain one master copy of the Data Model and Customer will designate one employee ("Data Model Access Coordinator") who shall be responsible for controlling all access to such master copy. All hard copies of the Data Model must be kept in a locked drawer, cabinet or room at all times when not in use. Customer may not reproduce any portion of the Data Model for any purpose. If Customer wishes to obtain additional hard copies of the Data Model, Siebel shall provide Customer additional copies, as reasonably necessary, at Siebel's then-current price.

3. TRADE SECRETS. The Data Model and any part thereof constitute trade secrets of Siebel and/or its suppliers, and will be used by Customer only in accordance with the terms of this Agreement. Customer shall take prompt and appropriate action to prevent unauthorized use or disclosure of the Data Model by the Authorized Employees and Authorized Contractors.

                                    EXHIBIT D

                                   TRADEMARKS

[*]

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT E


[*]


1       Company shall include the parent companies, subsidiaries, overseas branches and overseas offices of the Companies listed above and any company which is involved in the sale or distribution of the products offered by the Companies listed above. [*]

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT F

                   MINIMUM TERMS OF END USER LICENSE AGREEMENT

Distributor agrees that the End User License and Services Agreement will contain the following minimum terms and condition with respect to the Licensed Software, and that such agreements will not include any additional terms and conditions which are inconsistent with such minimum terms and conditions. Siebel acknowledges that the End-User License and Services Agreement will contain terms reflecting aspects of the Solutions other than the Licensed Software.

1.   DEFINITIONS.

     1.1 "ANCILLARY PROGRAM" shall mean the third party software specified in the Documentation and in one or more Order Forms issued pursuant to this Agreement and which are delivered with or embedded in the Program.

     1.2 "COMMENCEMENT DATE" of each Program License shall mean the date on which End User and Distributor enter into an Order Form pursuant to which End User acquires the right to use Program Licenses for such Program(s) during the term of and as set forth in this Agreement.

     1.3 "MAINTENANCE AND SUPPORT SERVICES" shall mean Program support provided under Distributor's policies in effect on the date Maintenance and Support Services are ordered, subject to the payment by End User of the applicable fees for such support. Distributor reserves the right to alter such policies from time to time using reasonable discretion.

     1.5 "ORDER FORM(S)" shall mean the document (substantially in the form of ATTACHMENT 1) by which End User orders Program Licenses and related services and which is executed by the parties. Each Order Form shall reference the Effective Date of this Agreement and shall, upon signature by both parties, be deemed to have been incorporated into this Agreement.

     1.6 "PROGRAM(S)" shall mean the Programs all as described in one or more Order Forms issued pursuant to this Agreement; the media upon which such software is delivered to End User; and Updates. Programs shall not include Ancillary Programs.

     1.7 "PROGRAM LICENSE" shall constitute each license granted to End User pursuant hereto for a User to use a Program as specified in one or more Order Forms.

     1.8 "TRAINING MATERIALS" shall mean any Siebel Systems' training materials provided in connection with any training courses ordered by Customer and delivered as set forth in this Agreement.

     1.9 "UPDATE(S)" shall mean a subsequent release of the Program which is generally made available for Program Licenses receiving Maintenance and Support Services, at no additional charge. Updates shall not include any release, option or future product which Distributor licenses separately or only offers for an additional fee, or any upgrade in features, functionality or performance of the Programs which Distributor licenses separately or only offers for an additional fee; provided, however, that so long as the End User is current on maintenance fee obligations. Updates shall include all (i) bug fixes, patches, and maintenance releases, (ii) new point releases of the Ordered Programs denoted by a change to the right of the first decimal point (e.g., v4.1 to 4.2, v3.0 to 3.1), and (iii) new major version releases of the Ordered Programs denoted by a change to the left of the first decimal point (e.g., v4.2 to 5.0, v4.0 to 3.0) as set forth herein.

     1.10 "USER(S)" shall mean the named or specified (by password or other user identification) individuals authorized by End User to use specified Programs, regardless of whether the individual is actively using the Programs at any given time. The maximum number of Users that may use or access the Programs shall be specified in an Order Form(s) signed by End User and Distributor. "Users" may include the employees of End User and third parties (other than employees or agents of entities that could reasonably be believed to be direct competitors or Siebel Systems, Inc.) provided that such third party is limited to use of the Programs (i) only as configured and deployed by End User and solely in connection with End User's business operations as conducted by or through such third party, including but not limited to the installation, administration or implementation of the Programs for End User, and (iii) made subject to a written agreement with such third party which contains provisions which are consistent with the provisions of Sections 2.1, 2.2 and 4.1.

     1.11 "USER SYSTEM" shall mean the computer hardware and operating systems operated by Users in the course of their employment with End User, including notebook and portable computers.

2.   PROGRAM LICENSE.

     2.1 LICENSE GRANT. Subject to the terms and conditions of this Agreement, Distributor hereby grants to End User the following nontransferable, nonexclusive, rights and licenses for End User's own internal business operations, solely during the term of this Agreement, as follows:

          A. TO USE. (i) to use the Programs and Ancillary Programs solely through remote access to Distributor's server system; (ii) to use the Documentation solely for purposes of supporting End User's use of the Programs; (iii) to use the Training Materials solely for purposes of supporting Users who attend Siebel Systems' training courses; and (iv) to have third parties (e.g., system integrators) install, integrate, and implement the Programs and Ancillary Programs for the End User;

          B. TO COPY. (i) to copy the on-line help Documentation as reasonably necessary to support its Users.

     2.2 LICENSE RESTRICTIONS AND EXCLUSIONS. The rights granted in Section 2.1 are subject to the following restrictions: (i) End User may use the Ancillary Programs only in combination with the Programs and solely for purposes of installing and/or operating the Programs; End User may not use the Ancillary Programs as stand-alone applications; (ii) End User may not reverse engineer, disassemble, decompile, or otherwise attempt to derive the source code of the Programs or Ancillary Programs; provided that, if required under applicable law, upon End User's request, Distributor shall provide information necessary for End User to achieve interoperability between the Programs and other software for a nominal administrative charge; (iii) End User may not sublicense or use the Programs or Ancillary Programs for commercial time-sharing, rental, or service bureau use, or to train persons other than named Users, unless previously agreed in writing by Distributor; and (iv) with regard to any and all copies of the Documentation, End User shall only make exact copies of the versions as originally delivered by Distributor, End User shall ensure that each copy contains all titles, trademarks, and copyright and restricted rights notices as in the original, and all such copies shall be subject to the terms and conditions of this Agreement.

     2.3 RETENTION OF RIGHTS. Distributor and its suppliers (including Siebel Systems) reserves all rights with respect to Programs, Documentation and Training Materials not expressly granted to End User in this Agreement. Without limiting the generality of the foregoing, End User acknowledges and agrees that: (i) except as specifically set forth in this Agreement, Distributor and its suppliers retain all rights, title and interest in and to the Programs, Ancillary Programs, Documentation, and Training Materials and End User acknowledges and agrees that it does not acquire any rights, express or implied, therein; (ii) any configuration or deployment of the Programs shall not affect or diminish Distributor's or Siebel Systems' rights, title, and interest in and to the Programs; and (iii) if End User suggests any new features, functionality, or performance for the Programs that Siebel Systems subsequently incorporates into the Programs, such new features, functionality, or performance shall be the sole and exclusive property of Siebel Systems and shall be free from any confidentiality restrictions that might otherwise be imposed upon Siebel Systems.

     2.4  TRANSFER AND ASSIGNMENT.

          No rights granted hereunder with respect to the Programs, Documentation or Training Materials, nor the use of any of the Programs, may be sold, leased, assigned, or otherwise transferred, in whole or in part, by End User, and any such attempted assignment shall be void and of no effect; provided, however, that End User may assign rights with respect to the Programs, Documentation, or Training Materials in connection with a merger, acquisition or sale of all or substantially all of its assets unless the surviving entity is a direct competitor of Distributor or Siebel.

     2.5 THIRD PARTY BENEFICIARY. End User is hereby notified that Siebel Systems Inc., a Delaware corporation located at 1855 South Grant Street, San Mateo, CA 94402 is a third-party beneficiary to the provisions of this Agreement related to the Programs, Documentation and Training Materials and that the provisions of this Agreement related to End User's use of the Programs are made expressly for the benefit of Siebel and are enforceable by Siebel in addition to Distributor.

3.   TERM AND TERMINATION.

     3.1 TERM. Each Program License granted under this Agreement shall commence on the applicable Commencement Date and shall remain in effect during the term of this Agreement, provided Customer has timely paid all fees and has fulfilled all other material obligations under this Agreement.

     3.2 TERMINATION BY DISTRIBUTOR. Distributor may terminate this Agreement or any Program License upon written notice if End User breaches this Agreement and fails to correct the breach within thirty (30) days following written notice from Distributor specifying the breach.

     3.3 HANDLING OF PROGRAMS UPON TERMINATION. If a Program License granted under this Agreement terminates, End User shall (a) cease using the applicable Programs, documentation, and related Confidential Information and (b) certify to Distributor within thirty (30) days after termination that End User has destroyed, or has returned to Distributor, the Programs, documentation and related Confidential Information and all copies thereof. This requirement applies to copies in all forms, partial and complete, in all types of media and computer memory, and whether or not modified or merged into other materials.

     3.4 SURVIVAL. The parties rights and obligations under Section 2.2(iii), 2.3, 2.4, 3 and 4 shall survive termination of this Agreement.

4.   GENERAL TERMS.

     4.1 NONDISCLOSURE. By virtue of this Agreement, the parties may have access to information that is confidential to one another ("Confidential Information"). Distributor's Confidential Information shall include the Programs, formulas, methods, know-how, processes, designs, new products, development work, marketing requirements, marketing plans, customer names, prospective customer names, the terms and pricing under this Agreement, and all information clearly identified in writing at the time of disclosure as confidential.

     A party's Confidential Information shall not include information that (a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (c) is lawfully disclosed to the other party by a third party without restriction on disclosure; or (d) is independently developed by the other party. End User shall not disclose the results of any performance tests of the Programs to any third party without Siebel's prior written approval.

     The parties agree to hold each other's Confidential Information in confidence during the term of this Agreement and for a period of three (3) years after termination of this Agreement, provided, however, that with respect to the Siebel Data Model Reference Manual, the Siebel Data Mart Data Model Reference (in the event such Data Model Reference Manuals are disclosed to Customer), and other highly sensitive confidential information clearly identified as such at the time of disclosure by either party ("Highly Sensitive Confidential Information"), the nondisclosure obligations set forth herein shall continue indefinitely. Customer's additional obligations regarding the Siebel Data Model Reference Manual and Siebel Data Mart Data Model Reference shall be set forth in a separate nondisclosure agreement that must be entered into directly with Siebel Systems before the Data Model is provided to Customer by Siebel Systems. The parties agree, unless required by law, not to make each other's Confidential Information available in any form to any third party or to use each other's Confidential Information for any purpose other than in the performance of this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of the terms of this Agreement. Each party acknowledges and agrees that, due to the unique nature of Confidential Information, there can be no adequate remedy at law for breach of this Section 4.1 and that such breach would cause irreparable harm to the non-breaching party; therefore, the non-breaching party shall be entitled to seek immediate injunctive relief, in addition to whatever remedies it might have at law or under this Agreement.

     4.2  DISCLAIMER OF IMPLIED WARRANTIES. Distributor does not warrant that
     (i) the Programs will meet End User's requirements, (ii) the Programs will operate in the combinations which End User may select for use, (iii) the operation of the Programs will be uninterrupted or error-free, or (iv) all Program Errors will be corrected. Limited Production Programs, pre-production releases of Programs, and Training Materials are distributed "AS IS". THE WARRANTY WITH RESPECT TO THE PROGRAMS, DOCUMENTATION, OR TRAINING MATERIALS IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.


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[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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[*]

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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
                                    EXHIBIT G

                             ROYALTY REPORTING FORM

                            DISTRIBUTOR SALES/ROYALTY

1.   Sales Date: Month                 Year                  Name of Distributor
2.   End User:
Company               Title                              Note/Comments
Name
Division              Tel No
Contact               Fax No
Address

3.   Version of Programs ________________4.Client Operating system:_________
5.   Database Server Hardware____________6.RDBMS (Version) _________________
7.   Database Server Location____________
8.   Royalties/Fees

                      License


[Royalty Reporting Form -- Illegible]
Number of Users List Price(USD) Total Sales Price(USD) Royalty%


                      Maintenance New [ ] Renewal [ ]
List Price (USD)  Total (USD)          Royalty (USD)        Note
Siebel Sales and Service Enterprise
Siebel Encyclopedia
Siebel Office
Siebel Calendar
Siebel TeleBusiness
Siebel Remote
Siebel Reports
Siebel EIS
Siebel Anywhere
Siebel System Software

                                                              Royalty Total
                                                           Term of maintenance
                                                        ____month___date____year

10.  Training Material Royalty

                                                   Training Material

Material Name    List Price (USD)      Copy Transfer    Royalty (USD)

                                                                 Page 19